Exhibit 99.1

eMagin Corporation Announces Fourth Quarter 2017 Financial Results

-- Posts 40% Revenue Growth in Q4; 53% Increase in Backlog Entering 2018--

HOPEWELL JUNCTION, N.Y. – (BUSINESS WIRE) – March 28, 2018 – eMagin Corporation, or the “Company” (NYSE MKT: EMAN), a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced financial results and corporate highlights for the fourth quarter ended December 31, 2017.

“We made tremendous progress on all fronts in 2017 and I believe we are well positioned entering 2018. The fourth quarter was strong as we saw a rebound in our military business which drove a 40% year-over-year increase in sales and a 49% increase sequentially from the third quarter of 2017. During the year we entered into agreements with consumer electronics and technology companies to advance our cutting-edge technology and to design and develop microdisplays for AR/VR head mounted device applications. Securing these agreements was a logical prerequisite in our strategy for establishing a mass production partnership. We also signed an agreement with a U.S. based chipmaker to support scaling to mass production for the consumer AR and VR markets. We anticipate that this will provide valuable supply chain development assistance to enable prototype and mass production OLED microdisplays. Lastly, and importantly, we continue to be actively engaged in discussions with potential manufacturing partners to support our commercial efforts,” commented Andrew Sculley, President and Chief Executive Officer.

“Our base military business is solid, and we are experiencing an upswing in demand as new programs are replacing many of those that matured. During 2017, we experienced an improvement in booking activity as we made progress towards our goals of securing new, and expanding existing, U.S. and foreign military programs while growing our presence in foreign military, commercial and industrial markets. At December 31, 2017, we had a backlog of non-binding purchase orders of approximately $9.8 million in products ordered for delivery through December 31, 2018, an increase of over 50% from our backlog of $6.4 million at December 31, 2016.

“We continue to refine our production processes and have made a number of operational improvements and productivity enhancements which have contributed to our ongoing yield improvement and higher capacity utilization. Additionally, we are selectively making capital expenditures to improve the timely delivery on our orders and expand gross profit margins by providing for more efficient utilization of our production operations.”

Business and Product Highlights

In addition to expanding our presence in consumer, commercial/industrial and foreign military markets and [winning new U.S. military programs], we made significant improvements in technology and product design. Further optimization of our direct patterning process (“dPd”) has led to brightness levels that we believe surpass the threshold requirements for AR/VR applications for consumer products and enterprise focused companies and satisfy the requirements of several pending military programs. We have demonstrated more than 15,000 nits brightness in monochrome and more than 5,300 nits brightness in full color, a milestone towards the application of eMagin’s microdisplays to AR/VR headsets. We are currently targeting a maximum brightness of 10,000 nits in full color.

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Fiscal 2017 highlights include:

●	We completed a Critical Design Review (CDR) in October 2017 with a major aviation prime contractor for an OLED upgrade to a production helmet for a multi-service fixed wing aircraft. Additional displays and supporting hardware were delivered to the prime contractor in January 2018 for pre-production testing. This program is anticipated to generate significant revenues beginning in the second half of 2018 as our OLED microdisplays continue to receive praise during flight testing.

●	We supplied to consumer and commercial customers our largest microdisplay design, the 2k x 2k full color RGB during 2017. We expect that this display design will expand our product offerings for the consumer and commercial marketplaces. In concert with this effort, we advanced a compact interface for the 2K × 2K microdisplay that we believe will facilitate the integration of the display into optical solutions. This hardware is targeted to be introduced to the market during the second quarter 2018.

●	We delivered displays for the Low Rate Initial Production (LRIP) phase of both the U.S. Army’s Enhanced Night Vision Goggle III (ENVG III) and Family of Weapon Sight-Individual (FWS-I) programs. We were awarded follow-on contracts worth over $3.7 million for the ENVG III and FWS-I programs. We also delivered displays for prototype systems for the FWS-Crew Served program to two defense prime contractors.

●	We received a multi-year $1.7 million order from a European military prime contractor to provide displays for see-through, head-mounted displays to support airborne and ground missions’ requirements.

●	We received a $1.5 million order to support the Light Weight Thermal Sight (LWTS) program with deliveries which began in December 2017 and continue through 2018.

●	We continued to support a major U.S. Army helicopter helmet upgrade program to retrofit high brightness microdisplays into the current fielded helmet. Critical Design Review was completed in August of 2017 and Testing Readiness Review (TRR) was completed in December 2017. Additional OLED display, taper, and lens assemblies were delivered for integration and testing in December 2017.

●	We received a production order from a foreign aviation prime contractor to supply high brightness microdisplays to upgrade an existing helmet for fixed wing aircraft. It is expected that this will be a multi-year program. The initial displays were delivered in November 2017 and are expected to continue through the fourth quarter of 2018.

●	We delivered high brightness 2K × 2K microdisplays to a major foreign contractor for use in a prototype aviation helmet scheduled for initial tests in May 2018.

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Full Year Results

Revenues for 2017 were $22.0 million, up 3% from the $21.4 million in 2016. Excluding $1 million licensing revenue in 2016, revenues are up 8% in 2017 versus 2016. Product revenues totaled $18.7 million, representing an 8% increase from $17.3 million in 2016, primarily due to increased demand from newer military programs in 2017 compared to reduced demand from maturing programs in 2016. R&D contract revenues totaled approximately $3.3 million, up 7% from 2016. The increase in R&D contract revenue was mainly the result of an increase in the number of commercial R&D contracts and the work completed on these contracts, partially offset by a decrease in revenues from a US government R&D contract as it nears completion.

Gross margin for 2017 was 23%, down from 30% in 2016. The decline in gross margin for the year was primarily due to $1.0 million in license revenue recorded in 2016 that had no associated cost, the impact during the third quarter of 2017 of lower volumes and higher unit costs attributable to a production equipment issue, and the write-down of obsolete inventory in the fourth quarter of 2017 as part of our product rationalization program.

Operating expenses for 2017, including R&D expenses, were $13.9 million, down $0.9 million from 2016. The decline was due to lower R&D expenses which totaled $5.2 million, down from $6.4 million in 2016. The decrease in operating expenses in 2017 was primarily due to the allocation of R&D engineering resources to commercial contract cost of sales and the decrease in expenses incurred for the development of our night vision consumer products in 2016, partially offset by higher spending on professional services and travel expenses related to contract negotiations.

Operating loss for the full year 2017 was $8.7 million versus $8.3 million in 2016. Net loss for the full year 2017, including the impact from the change in the fair value of the warrant liability and an income tax benefit, was $7.8 million, or $0.23 per diluted share, compared to a net loss of $8.0 million, or $0.27 per diluted share, in 2016 on a weighted average share count of 33.7 million shares in 2017 and 30.2 million in 2016.

As of December 31, 2017, the Company had approximately $3.5 million of cash and cash equivalents compared to $5.2 million of cash and cash equivalents as of December 31, 2016. The decrease in the cash balance was due to operating losses and working capital requirements offset by funds generated during the year from an equity raise in May 2017 and higher borrowings on the Company’s ABL facility. As of December 31, 2017, the Company had borrowings of $4.0 million outstanding under its ABL facility and had unused borrowing availability of $1.0 million. On May 24, 2017, the company raised net proceeds of $5.8 million through an underwritten offering of common stock and warrants.

Subsequent to the end of the year, the Company received net proceeds of $11.9 million on January 29, 2018, from a public offering of common stock and warrants. In a concurrent private placement which closed on February 18, 2018, certain directors and officers purchased common stock and warrants totaling $0.3 million.

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Fourth Quarter Results

Revenues increased 40% in the fourth quarter of 2017 and were $6.4 million as compared to $4.6 million in the fourth quarter of 2016. On a sequential basis from the third quarter of 2017, revenues increased 49%.

Product revenues totaled $5.6 million in the fourth quarter of 2017 versus $3.7 million in the fourth quarter of 2016. This increase was primarily due to higher volumes from new military programs. R&D contract revenues totaled approximately $787 thousand in the fourth quarter of 2017 versus $905 thousand in the fourth quarter or 2016.

Overall gross margin for the fourth quarter of 2017 was 28% on gross profit of $1.8 million compared to a gross margin of 11% on gross profit of $490 thousand in the fourth quarter of 2016. The increase in gross margin was due to the impact of higher production volumes.

Operating expenses for the fourth quarter of 2017, including R&D expenses, decreased to $3.4 million, from $4.3 million in the fourth quarter of 2016. The favorable comparison reflects higher development spending on the consumer night vision products and non-recurring expenses associated with the consolidation of the Company’s administrative operations in 2016.

Operating loss narrowed in the fourth quarter of 2017 to $1.6 million compared to $3.8 million in the fourth quarter of 2016. Net loss for the fourth quarter of 2017 decreased to $0.9 million, or $0.03 per diluted share including the impact of $616 thousand related to the change in the fair value of the warrant liability and an income tax benefit of $212 thousand, compared to net loss of $3.5 million or $0.11 per diluted share, in the fourth quarter of 2016.

Outlook

“We continue to believe that eMagin is the only company whose products can meet the low power, high brightness, high contrast and resolution requirements for high-pixel density displays being demanded both for next gen VR/AR Consumer HMDs as well as today’s commercial and military applications. Our accomplishments in 2017 demonstrate the superiority of our technology and, with the rebound in our military business, we believe we are well positioned for 2018,” concluded Mr. Sculley.

Conference Call Information

A conference call and live webcast will begin today at 9:00 am ET. An archive of the webcast will be available one hour after the live call through March 28, 2019. To access the live webcast or archive, please visit the Company’s website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin’s microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below.

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EMAGIN CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$3,526	$5,241
Accounts receivable, net	4,528	2,834
Unbilled accounts receivable	406	1,401
Inventories	8,640	7,435
Prepaid expenses and other current assets	1,328	1,040
Total current assets	18,428	17,951
Equipment, furniture and leasehold improvements, net	8,553	8,980
Intangibles and other assets	326	282
Total assets	$27,307	$27,213

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,714	$1,432
Accrued compensation	1,557	1,528
Revolving credit facility, net	3,808	1,689
Common stock warrant liability	784	—
Other accrued expenses	719	1,068
Deferred Revenue	765	445
Other current liabilities	468	591
Total current liabilities	9,815	6,753

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of December 31, 2017 and December 31, 2016	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued 35,182,589 shares, outstanding 35,020,523 shares as of December 31, 2017 and issued 31,788,582 shares, outstanding 31,626,516 shares as of December 31, 2016	35	32
Additional paid-in capital	244,726	239,915
Accumulated deficit	(226,769)	(218,987)
Treasury stock, 162,066 shares as of December 31, 2017 and December 31, 2016	(500)	(500)
Total shareholders’ equity	17,492	20,460
Total liabilities and shareholders’ equity	$27,307	$27,213

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EMAGIN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:

Product	$5,635	$3,653	$18,685	$17,265
Contract	787	905	3,346	3,132
License	—	—	—	1,000
Total revenues, net	6,422	4,558	22,031	21,397

Cost of revenues:

Product	4,277	3,349	15,195	12,988
Contract	366	719	1,712	1,967
License	—	—	—	—
Total cost of revenues	4,643	4,068	16,907	14,955

Gross profit	1,779	490	5,124	6,442

Operating expenses:

Research and development	1,393	1,895	5,175	6,362
Selling, general and administrative	1,976	2,366	8,682	8,411
Total operating expenses	3,369	4,261	13,857	14,773

Loss from operations	(1,590)	(3,771)	(8,733)	(8,331)

Other income (expense):
Change in fair value of common stock warrant liability	616	—	1,089	—
Interest expense, net	(114)	2	(363)	(30)
Other income, net	1	301	12	313
Total other income (expense)	503	303	738	283
Loss before provision for income taxes	(1,087)	(3,468)	(7,995)	(8,048)
(Provision) benefit for income taxes	212	—	212	(1)

Net loss	$(875)	$(3,468)	$(7,783)	$(8,049)

Loss per share, basic	$(0.03)	$(0.11)	$(0.23)	$(0.27)
Loss per share, diluted	$(0.03)	$(0.11)	$(0.23)	$(0.27)

Weighted average number of shares outstanding:

Basic	34,989,530	31,623,334	33,661,727	30,172,927

Diluted	34,989,530	31,623,334	33,661,727	30,172,927

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Non-GAAP Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net income (loss)	$(875)	$(3,468)	$(7,783)	$(8,049)
Non-cash compensation	108	113	628	771
Depreciation and intangibles amortization expense	460	427	1,836	1,641
Change in fair value of common stock warrant liability	(616)		(1,089)
Non-cash adjustments to other income	-	(302)		(302)
Interest expense	114	2	363	30
Provision for income taxes	(212)	-	(212)	1
Adjusted EBITDA	$(1,021)	$(3,228)	$(6,257)	$(5,908)

Source: eMagin Corporation

CONTACT:

eMagin Corporation

Jeffrey Lucas, Chief Financial Officer

845-838-7931

jlucas@emagin.com

MBS Value Partners

Betsy Brod

212-661-2231

Betsy.brod@mbsvalue.com

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